UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2016, Pershing Gold Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (“Laidlaw” or the “Underwriter”) pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, in an underwritten public offering (the “Offering”), an aggregate of 2,205,883 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a public offering price of $3.40 per share of Common Stock. In addition, the Company granted to the Underwriter an option, exercisable in whole or in part at any time for a period of 45 days following December 2, 2016, to purchase up to an additional 330,882 shares of Common Stock at a public offering price of $3.40 per share, to cover overallotments, if any. This offering is being completed on a “best efforts” basis, and the Underwriter has no obligation to buy any shares of common stock from the Company or to arrange for the purchase or sale of any specific number or dollar amount of shares of the Company’s common stock.

The shares of Common Stock are being offered and sold to the public pursuant to the Company’s effective shelf registration statement on Form S-3 and accompanying prospectus (File No. 333-211910), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 29, 2016, and a preliminary prospectus supplement and final prospectus supplement filed with the SEC on December 1, 2016 and December 2, 2016, respectively, in connection with the Company’s takedown relating to the Offering.

Net proceeds from the Offering are expected to be approximately $6.7 million (excluding the purchase of any sale of shares of Common Stock pursuant to the overallotment option granted to the Underwriter), after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for advancing its Relief Canyon project, capital expenditures, working capital and general corporate purposes. The purchase and sale of the Common Stock, and the closing of the Offering, is expected to take place on or about December 7, 2016, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriter for losses or damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement, each of the Company’s directors and executive officers have entered into “lock-up” agreements with the Underwriter that generally prohibit, without the prior written consent of the Underwriter, the sale, transfer or other disposition of securities of the Company for a period ending 45 days following December 2, 2016.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, market conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information future events or otherwise, except as required by law.

Item 8.01 Other Events.

On December 1, 2016, the Company issued a press release announcing the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On December 2, 2016, the Company issued a press release announcing the pricing of Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, by and between Pershing Gold Corporation and Laidlaw & Company (UK) Ltd., dated as of December 2, 2016.
99.1	Press Release of Pershing Gold Corporation Regarding Announcement of Offering of Common Stock, dated as of December 1, 2016.
99.2	Press Release of Pershing Gold Corporation Regarding Pricing of Offering of Common Stock, dated as of December 2, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2016

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller